Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the stockholders and board of directors
RREEF Property Trust, Inc.:

We consent to the use of:

i.
Our report dated March 8, 2019, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related financial statement schedule III, real estate and accumulated depreciation (collectively, the consolidated financial statements), which report appears in RREEF Property Trust, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019;

ii.
Our report dated March 5, 2019 related to the historical summary of gross income and direct operating expenses of Elston Plaza for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on March 5, 2019;

iii.
Our report dated August 10, 2018 related to the combined historical summary of gross income and direct operating expenses of Miami Industrial Properties for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on August 10, 2018;

iv.
Our report dated December 1, 2016 related to the historical summary of gross income and direct operating expenses of Allied Drive for the year ended December 31, 2015 included in the Current Report on Form 8-K/A filed with the SEC on December 1, 2016; and

v.
Our report dated January 22, 2016 related to the historical summary of gross income and direct operating expenses of Loudoun Gateway I for the year ended December 31, 2014 included in the Current Report on Form 8-K/A filed with the SEC on January 22, 2016;

included in Supplement No. 1 to the prospectus relating to the Registration Statement on Form S-11 (No. 333-208751) and to the reference to our firm under the heading "Experts" in the prospectus. Our audit report covering the December 31, 2018 consolidated financial statements of RREEF Property Trust, Inc. noted in i. above refers to a change in method of accounting for the measurement of investments in marketable securities.

Our reports related to the (ii) through (v) above refer to the fact that those statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of revenues and expenses.

/s/ KPMG LLP

San Francisco, California
April 11, 2019